Exhibit 10.1
CROWDSTRIKE HOLDINGS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

CrowdStrike Holdings, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”).  This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors.   Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the CrowdStrike Holdings, Inc. 2019 Equity Incentive Plan (the “Plan”).  Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

1.    CASH COMPENSATION

The following annual cash compensation for Outside Directors is payable quarterly in arrears on a monthly prorated basis. Any partial month of service shall be calculated as a full month of service for purposes of calculating cash compensation due under this Policy.

GENERAL BOARD ANNUAL RETAINER

Annual cash compensation for the general services of Outside Directors is as follows:

Outside Director:  $50,000 General Annual Retainer

Directors will receive no additional compensation for attending regular meetings of the Board.

NON-EXECUTIVE CHAIRMAN ANNUAL RETAINER

Additional annual cash compensation for the general services of the Non-Executive Chairman is as follows:

Non-Executive Chairman:  $60,000 Chairman Annual Retainer

COMMITTEE ANNUAL RETAINERS

In addition to the annual cash retainers described above, each Outside Director will also receive annual cash retainers in recognition of their service on the committees of the Board.

(a)    Audit Committee.

Annual cash compensation for Audit Committee members is as follows:

Chairman of Committee:  $30,000 Chairman Annual Retainer

Non-Chairman Committee Members:  $12,750 Non-Chairman Annual Retainer

Exhibit 10.1
There are no per meeting attendance fees for attending Audit Committee meetings.

(b)    Compensation Committee.

Annual cash compensation for the Compensation Committee is as follows:

Chairman of Committee:  $21,250 Chairman Annual Retainer

Non-Chairman Committee Members:  $10,000 Non-Chairman Annual Retainer

There are no per meeting attendance fees for attending Compensation Committee meetings.

(c)    Nominating and Corporate Governance Committee.

Annual cash compensation for the Nominating and Corporate Governance Committee is as follows:

Chairman of Committee:  $15,000 Chairman Annual Retainer

Non-Chairman Committee Members:  $6,000 Non-Chairman Annual Retainer

There are no per meeting attendance fees for attending Nominating and Corporate Governance Committee meetings.

ELECTION TO RECEIVE SHARES

An Outside Director may elect that 100% (or such other percentage as may be determined by the Compensation Committee from time to time) of his or her annual cash retainers payable in respect of his or her future services be paid in the form of Shares of the Company’s Common Stock by timely executing and submitting to the Company an election on such form as specified by the Company from time to time (the “Election Form”). The terms of any such election (including with respect to the periods covered by such election and any revocation of such election) shall be set forth in, and subject to, the applicable Election Form. To be valid, the election must comply with any procedural requirements (including as to timing of elections) determined by the Company from time to time, as well as the Company’s insider trading policy. Notwithstanding the foregoing, a newly appointed Outside Director will be permitted during the open trading window following his or her Start Date (as defined below) to submit an Election Form to elect to receive the portion of such new Outside Director’s cash retainers that are payable with respect to the remainder of the first fiscal year of his or her service in the form of Shares.

As of each cash retainer payment date, an Outside Director who has validly elected to receive all or a portion of his or her annual cash retainers in Shares of our Common Stock will become entitled to receive a number of Shares determined by dividing (i) the amount of the annual cash retainers covered by such election that otherwise would have been payable to such Outside Director on the applicable payment date by (ii) the Fair Market Value (as defined in the Plan) of a Share on the applicable issuance date (rounded down to the nearest whole Share). Such shares shall be issued to the applicable Outside Director under the Plan on the regular quarterly vesting date following the date that the corresponding cash retainer would have otherwise been paid to such Outside Director. The Shares issued in lieu of cash retainers shall be fully vested and unrestricted pursuant to the Plan.

Exhibit 10.1

2.    EQUITY COMPENSATION

Outside Directors will also be eligible to receive the following Awards, as well as all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy.

(a)    Initial Awards.  Each Outside Director shall be automatically granted the following awards upon first joining the Board (such date, the “Start Date”):

(1)    an award of Restricted Stock Units with a Value of $375,000 (the “Initial Award”). The Initial Award will vest annually over three years (on the same day of the month as the Start Date), subject to continued service on Board through each vesting date, plus

(2)    an award of Restricted Stock Units equal to the product of (A) the number of Restricted Stock Units subject to the Annual Award provided to Outside Directors at the last annual meeting of stockholders (the “Annual Meeting”) multiplied by (B) a fraction (i) the numerator of which is (x) 12 minus (y) the number of fully completed months between the date of the last Annual Meeting and the Start Date and (ii) the denominator of which is 12, rounded to the nearest unit (the “Additional Initial Award”).  For purposes of this calculation, any partial month of service shall be deemed a fully completed month of service. The Additional Initial Award will vest in full on the earlier of (i) the date of the next Annual Meeting held after the Start Date or (ii) the date on which the other directors’ Annual Awards for such year vest, subject to continued service on the Board through such vesting date.

(b)    Annual Award.  On the day of the Annual Meeting, each Outside Director will be automatically granted an award of Restricted Stock Units with a Value of $275,000 (the “Annual Award”).  The Annual Award will vest in full on the earlier of (i) the one-year anniversary of the date of grant or (ii) on the date of the next Annual Meeting held after the date of grant, in each case, subject to continued service on the Board through each vesting date.

(c)    Value.  For purposes of Sections 2(a) and 2(b), “Value” means the fair value for financial accounting purposes based on the closing price on the date of grant, with the number of Shares of our Common Stock determined based on that Value, rounded down.

3.    OTHER COMPENSATION AND BENEFITS

Outside Directors may also be eligible to receive other compensation and benefits, including reasonable personal benefits and perquisites, as determined by the Administrator from time to time.

4.    CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards, including any Initial Award, Additional Initial Award or Annual Award, provided that the Outside Director continues to be an Outside Director through such date.

5.    ANNUAL COMPENSATION LIMIT

Any cash compensation and Awards granted to an Outside Director shall be subject to the limits provided in Section 12 of the Plan.

Exhibit 10.1

6.    TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

7.    ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

8.    ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

9.    SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”).  It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.  In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

10.    REVISIONS

Subject to the limitations provided in Section 12 of the Plan, the Administrator, in its discretion, may change and otherwise revise the terms of Initial Awards, Additional Initial Awards or Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Initial Awards, Additional Initial Awards or Annual Awards of the same or different type granted on or after the date the Administrator determines to make any such change or revision. For the avoidance of doubt, the Administrator may, in its sole discretion, grant additional awards, compensation and benefits to Outside Directors as the Administrator deems appropriate.

The Board may also amend, alter, suspend or terminate this Policy at any time and for any reason.  No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless

Exhibit 10.1
otherwise mutually agreed between the Outside Director and the Company.  Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

Last reviewed and amended: June 17, 2026